EXHIBIT (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the incorporation by reference in this Post-Effective Amendment No. 35 to Registration Statement No. 2-78047 on Form N-1A of our report dated February 21, 2006, relating to the financial statements and financial highlights of The Wright Managed Equity Trust(the "Trust"), including Wright Selected Blue Chip Equities Fund, Wright Major Blue Chip Equities Fund and Wright International Blue Chip Equities Fund appearing in the Annual Report on Form N-CSR of the Trust for the year ended December 31, 2005, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
April 26, 2006
Boston, Massachusetts


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